GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER

This Rider is attached to and made a part of this Contract as of the Contract Date, or if later, the date shown below. All terms of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the terms of this Rider and the terms of the Contract, the terms of this Rider shall prevail over the terms of the Contract.

Guaranteed Lifetime Withdrawal Benefit – You have purchased a Guaranteed Lifetime Withdrawal Benefit Rider. In general, but subject to all of the terms and conditions described herein, this Rider allows for withdrawals of the Lifetime Annual Income each Contract Year, regardless of market performance, for as long as the Covered Person is alive (or for the joint life version, as long as either the Covered Person or the Joint Covered Person is alive).

This Rider may be purchased on the Contract Date or on any Contract Anniversary, provided that the attained age of the Covered Person (and the Joint Covered Person, if the Rider is issued on a joint life basis) is [80] or younger and at least [55] on the date of purchase. Except as specifically set forth in the section "Non-Natural Owners," the Contract Owner must be a natural person for this Rider to be issued. Except as specifically set forth in the section "Joint Ownership," this Rider is not available with jointly owned Contracts.

This Rider cannot be cancelled once it is issued.

Definition of Terms – Terms not defined in this Rider shall have the meaning given to them in the Contract. For purposes of this Rider, the following definitions apply:

Lifetime Annual Income – The maximum amount that can be withdrawn under this Rider each Contract Year while the Rider is in effect without reducing or eliminating the Rider's guarantee. The Lifetime Annual Income is an amount equal to the Benefit Percentage times the Benefit Base. The Lifetime Annual Income is calculated at Rider issue, on Contract Anniversaries, when additional Purchase Payments are applied, and when Excess Withdrawals are taken. The Lifetime Annual Income amount will decrease if there are any Excess Withdrawals. The Lifetime Annual Income is not cumulative, meaning that amounts not taken in one Contract Year are not carried over to the next or any subsequent Contract Year.

At the beginning of each Contract Year, the Available Lifetime Annual Income amount is equal to the Lifetime Annual Income. For the rest of the Contract Year, the Available Lifetime Annual Income amount is the greater of (a) zero, or (b) the Lifetime Annual Income amount minus cumulative withdrawals in the current Contract Year.

Benefit Base – An amount used to calculate the Lifetime Annual Income. The initial Benefit Base is equal to the initial Purchase Payment including Credit Enhancements (if this Rider is issued on the Contract Date) or the Contract Value on the Start Date of the Rider (if this Rider is issued on a Contract Anniversary). The Benefit Base is re-calculated on Contract Anniversaries, when additional Purchase Payments are applied, and when Excess Withdrawals are taken. The Benefit Base is the greater of the Benefit Step-up Base and the Benefit Roll-up Base.

Withdrawals and Excess Withdrawals – For purposes of this Rider, the term 'withdrawal' includes any applicable withdrawal charges, any forfeited Credit Enhancements, and charges for premium taxes and/or other taxes, if applicable, and any other charges deducted upon a withdrawal or surrender. Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as withdrawals otherwise made under the terms of the Contract.

An Excess Withdrawal is the portion of any withdrawal that exceeds the Available Lifetime Annual Income amount or, if applicable and greater, the Available RMD Annual Income amount. Excess Withdrawals will reduce the Benefit Base and the Lifetime Annual Income amount.

Withdrawals within the Lifetime Annual Income or RMD Annual Income amounts will not be subject to a Withdrawal Charge and will not result in the loss or recapture of any Credit Enhancement.

All withdrawals, including those within the Lifetime Annual Income or RMD Annual Income amounts will reduce other contract or rider benefits (for example, guaranteed minimum death benefits) as provided in the Contract or rider.

Subsequent Purchase Payments – Subsequent Purchase Payments received after the Start Date of this Rider will result in an adjustment to the Benefit Base and Lifetime Annual Income. The adjustments will be made on the Valuation Date following the Valuation Period in which SBL receives such subsequent Purchase Payment.

Upon receipt of a Purchase Payment after the Start Date of this Rider, we will increase the Benefit Base by an amount equal to such Purchase Payment including any Credit Enhancement if a Credit Enhancement Rider is in effect. The Annual Amount will be increased by an amount equal to the Benefit Percentage times such Purchase Payment including any Credit Enhancement, if applicable.

For purposes of this Rider, we reserve the right to restrict subsequent Purchase Payments. As is the case under the Contract, all references to Purchase Payments in this Rider means the amount actually applied to Contract Value (i.e., net of any applicable Premium Tax or other applicable charges).

Annual Amount – While this Rider is in effect, you may withdraw up to the greater of the Lifetime Annual Income amount or the RMD Annual Income amount, if applicable (together, the "Annual Amount") each Contract Year without any adjustment to the Benefit Base. Such withdrawals may be taken in a lump sum, in multiple withdrawals or in a series of pre-authorized withdrawals within the Contract Year. Any portion of the Annual Amount not withdrawn during a Contract Year may not be carried over to the next or any subsequent Contract Year.

Withdrawals of the Annual Amount are not subject to a Withdrawal Charge; however, such amounts reduce the amount available for withdrawal under the Free Withdrawal provision of the Contract. For the purpose of calculating the Withdrawal Charge on future withdrawals that exceed the Annual Amount, withdrawals of the Annual Amount do not reduce Purchase Payments.

RIA Annual Withdrawal Allowance – An amount that can be withdrawn each Contract Year without triggering the [2%] Inflation Adjustment and that does not result in the Growth Factor being set to zero, if this withdrawal is the only amount withdrawn in that Contract Year, provided that (1) the withdrawal is (withdrawals are) for the purpose of paying fees to a Registered Investment Advisor for services rendered to the Owner in connection with the Contract and (2) SBL is making the payment(s) to the Registered Investment Advisor from such withdrawal(s) on behalf of the Owner. The RIA Annual Withdrawal Allowance may not exceed (1) in the first Contract Year, [2.0%] of Purchase Payments (including any Credit Enhancement in the first year), and (2) for all other Contract Years, [2.0%] of the Contract Value measured as of the beginning of the Contract Year.

Amounts withdrawn pursuant to the RIA Annual Withdrawal Allowance are counted as part of the Lifetime Annual Income withdrawals for that year.

RMD Annual Income –

Qualified Contracts that are in the "Required Minimum Distribution" or "RMD" phase under the Internal Revenue Code may have an alternative Annual Amount that is equal to the RMD Annual Income amount.

The RMD Annual Income amount is the amount determined by SBL's system for RMD calculations as of the beginning of the calendar year, and is solely based on the values of this Contract and does not include the RMD required of any other assets of the Owner or beneficiary. The RMD Annual Income amount is an amount equal to the Internal Revenue Code required minimum distribution amount calculated using only (1) the IRS Uniform Lifetime table or, if applicable, the Joint Life and Survivor Expectancy table, (2) the Contract Value of the base Contract (including the present value of any additional benefits provided under the Contract to the extent required to be taken into account under IRS Guidance), and (3) amounts from the current calendar year (no carry-over from past years).

The Available RMD Annual Income amount is the greater of (a) zero, or (b) the RMD Annual Income Amount minus the cumulative withdrawals taken in the current Contract Year.

Benefit Step-up Base – At Rider issue, the Benefit Step-up Base is the initial Purchase Payment, including Credit Enhancements if any (if this Rider is issued on the Contract Date) or the Contract Value (if this Rider is issued on a Contract Anniversary).

The Benefit Step-up Base is re-calculated as follows:

  On each Contract Anniversary, the new Benefit Step-up Base is the greater of (A) the Contract Value, or (B) the then current Benefit Step-up Base.

  When an additional Purchase Payment is applied, the new Benefit Step-up Base is the then current Benefit Step-up Base plus the Purchase Payment (and any Credit Enhancement, if applicable).

  When an Excess Withdrawal is taken, the new Benefit Step-up Base is (a) the then current Benefit Step-up Base, multiplied by (b) 1 minus (the Excess Withdrawal Amount divided by the Contract Value immediately before the Excess Withdrawal) (that is, the Contract Value immediately before effecting that portion of the withdrawal that exceeds the Lifetime Annual Income).

Example of Impact of Excess Withdrawal on Benefit Step-up Base: Assume:

  At the beginning of the Contract Year the Lifetime Annual Income is $5,000 (the Available Lifetime Annual Income is also $5,000).

  In that Contract Year the Contract Owner makes a $6,000 withdrawal.

  The Excess Withdrawal Amount is $1,000.

  On the day that the Contract Owner takes the $6,000 withdrawal, but prior to the withdrawal being processed, the then current Benefit Step-up Base is $100,000. The Contract Value is $120,000 prior to any part of the withdrawal being processed and is $115,000 immediately prior to the Excess Withdrawal being effected.

  Then, the new Benefit Step-up Base is equal to: $100,000 x (1 - $1,000 / $115,000) = $99,130

Example Continued: Assume the facts above and

  The Contract Owner takes another withdrawal in the same Contract Year, this time in the amount of $3,000.

  In this case, the Lifetime Annual Income of $5,000 has already been taken, thus the entire withdrawal is an Excess Withdrawal.

  Immediately prior to the $3,000 withdrawal being effected, the then current Step-up Base is $99,130 and the Contract Value is $100,000.

  Then the new Benefit Step-up Base is equal to $99,130 x (1 - $3,000 / $100,000) = $96,156.

Benefit Roll-up Base – At Rider issue, the Benefit Roll-up Base is the initial Purchase Payment, including Credit Enhancements if any (if this Rider is issued on the Contract Date) or the Contract Value (if this Rider is issued on a Contract Anniversary).

The Benefit Roll-up Base is re-calculated as follows:

  On each Contract Anniversary, the new Benefit Roll-up Base is the then current Benefit Roll-up Base times (1 plus the Growth Factor, below).

  When an additional Purchase Payment is applied, the new Benefit Roll-up Base is the then current Benefit Roll-up Base plus the Purchase Payment (and any Credit Enhancement, if applicable).

  When an Excess Withdrawal is taken, the new Benefit Roll-up Base is (a) the then current Benefit Roll-up Base, multiplied by (b) 1 minus (the Excess Withdrawal Amount divided by the Contract Value immediately before the Excess Withdrawal).

The Growth Factor is determined as follows:

  If no withdrawals have been taken since the Start Date of the Rider (other than withdrawals pursuant to the RIA Annual Withdrawal Allowance), then the Growth Factor is:

    [5.0%] on Rider anniversaries [1 through 4];

    [6.0%] on Rider anniversaries [5 through 8];

    [7.0%] on Rider anniversaries [9 through 12]; and

    [0.0%] on Rider anniversaries [13] and greater.

  If a withdrawal has been taken (other than withdrawals pursuant to the RIA Annual Withdrawal Allowance), then the Growth Factor is zero on any Contract Anniversary subsequent to the withdrawal.

Benefit Percentage – The initial Benefit Percentage depends on the age of the Covered Person (or for the joint life version, the age of the youngest of the Covered Person or Joint Covered Person) on the Rider Start Date as follows:

Age	Initial Benefit Percentage
Less than [65]:	[4.0%]
At least [65] but less than [76]:	[5.0%]
Equal to or greater than [76]:	[6.0%]

[2%] Inflation Adjustment – The Benefit Percentage may be increased by multiplying the applicable Benefit Percentage by [2.0%] (the ["2% Inflation Adjustment"]) annually on each Contract Anniversary starting with the first Contract Anniversary after the first withdrawal (other than withdrawals of the "RIA Annual Withdrawal Allowance") after the Start Date of this Rider, provided that the entire Contract Value has at all times since the Start Date of this Rider been invested in accordance with the ["2% INFLATION ADJUSTMENT INVESTMENT RESTRICTIONS"] as shown on the Contract Data Page. The Investment Restrictions may include a requirement for automatic quarterly or other periodic rebalancing as specified on the Contract Data Page.

Withdrawals of the RIA Annual Withdrawal Allowance do not trigger the [2%] Inflation Adjustment.

If any Contract Value is not invested in accordance with the [2%] Inflation Adjustment Investment Restrictions at any time after the Start Date of this Rider, then the [2%] Inflation Adjustment will not apply for that Contract Year or any subsequent Contract Year.

Example of the [2%] Inflation Adjustment: Assume:

  the Contract Owner added this Rider (single life version) at age 70,

  the [2%] Inflation Adjustment has not been forfeited because Contract Value has been invested in accordance with the [2%] Inflation Adjustment Investment Restrictions, and

  the first withdrawal (other than one within the RIA Annual Withdrawal Allowance) is in Contract Year [3], then the Benefit Percentage is

    [5.00% for year 3,

    5.10% for year 4 (5*(1.02)),

    5.20% for year 5 (5*(1.02)^2),]

    and so forth for subsequent years (so long as the [2%] Inflation Adjustment Investment Restrictions are complied with).

The [2%] Inflation Adjustment Investment Restrictions may limit the available investment options to certain asset allocation or 'model portfolio' options, in which case:

  All Purchase Payments must be invested in accordance with the model portfolio percentage allocations;

  Transfers or exchanges between Subaccounts by the Owner are not permitted;

  Transfers from the current model portfolio to another model portfolio then available are permitted;

  All withdrawals (including withdrawals pursuant to the RIA Annual Withdrawal Allowance) must be allocated among the Subaccounts in the model portfolio on a pro rata basis.

Covered Person – If the Contract is owned by a natural person, then the Covered Person is the Owner. If the Contract is owned by a non-natural person as is permitted only under the section "Non-Natural Owners," then the Covered Person is the Annuitant. The Covered Person can not be changed after the Rider is issued.

Joint Covered Person – If this Rider is elected on joint lives, then the Joint Covered Person is the joint life covered by this Rider. If the Contract is owned jointly as is permitted only under the section "Joint Owners," then the Joint Covered Person is the Joint Owner.

Investment Restrictions – If this Rider is in effect, certain investment options otherwise available under the Contract will not be available, as provided under "GUARANTEED LIFETIME WITHDRAWAL BENEFIT INVESTMENT RESTRICTIONS" on the Contract Data Page. Other limitations, restrictions, or requirements regarding the investment options may also be included on the Contract Data Page.

Non-natural Owners – If this Rider is elected, the Owner must be a natural person unless (1) the Contract is owned by a trust (or other entity as agent for a natural person), (2) the Rider is issued on a single life basis, (3) only one Annuitant is named in the Contract and (4) the Annuitant is the Covered Person.

Joint Life Version – Single Owner: The following provisions apply if this Rider is elected on joint lives and there is a single Owner of the Contract:

The Joint Covered Person must be the spouse of the Covered Person on the Rider Start Date. Prior to annuitization, the Joint Covered Person must also be the sole Designated Beneficiary under the Contract. If the joint life version is elected, then the Lifetime Annual Income amount will be available until the later of the death of the Covered Person or the death of the Joint Covered Person (both as specified in the Contract Data Page), provided that (a) there is no change in the status of the Joint Covered Person as spouse of the Owner (Covered Person), or (b) there is no change in the status of the Joint Covered Person as the sole Designated Beneficiary prior to annuitization. If the Joint Covered Person ceases to be the spouse of the Covered Person or, prior to annuitization, ceases to be the sole Designated Beneficiary under the Contract, then the benefits under this Rider will be based solely on the life of the Covered Person. Thus, the Lifetime Annual Income amount will not be applicable or paid after the death of the Covered Person, even if the Joint Covered Person is still alive. However, the charge for the Rider will continue to be assessed on a joint life basis.

After the Rider Start Date, the Joint Covered Person cannot be changed, even if the Contract Owner (the Covered Person) has a new spouse, nor can a Joint Covered Person be added.

Joint Life Version – Joint Ownership: In addition to the section on Joint Ownership below, the following provisions apply if this Rider is elected on joint lives and there are two Owners of the Contract:

The Joint Covered Person must be the spouse of the Covered Person on the Rider Start Date. Prior to annuitization, the Owner and Joint Owner must also be the only Designated Beneficiaries under the Contract. If the joint life version is elected, then the Lifetime Annual Income amount will be available until the later of the death of the Covered Person or the death of the Joint Covered Person (both as specified in the Contract Data Page), provided that (a) there is no change in the status of the Joint Covered Person as spouse of the Covered Person, or (b) there is no change in the status of the Owner and Joint Owner as the only Designated Beneficiaries prior to annuitization. If the Joint Covered Person ceases to be the spouse of the Covered Person or, prior to annuitization, there is a Designated Beneficiary that is not the Owner or Joint Owner of the Contract, then the benefits under this Rider will be based solely on the life of the Covered Person. Thus, the Lifetime Annual Income amount will not be applicable or paid after the death of the Covered Person, even if the Joint Covered Person is still alive. However, the charge for the Rider will continue to be assessed on a joint life basis.

After the Rider Start Date, the Joint Covered Person cannot be changed, even if the Contract Owner (the Covered Person) has a new spouse, nor can a Joint Covered Person be added.

Joint Ownership – If this Rider is elected, the Contract must be owned individually (i.e., there must be only one Owner), unless (1) there is only one Joint Owner, (2) the Joint Owner is the spouse of the Owner, and (3) prior to annuitization, the only Designated Beneficiaries under the Contract are the Owner and Joint Owner. If the Owner and Joint Owner cease to be the spouse of each other, then the benefits of this Rider will be based solely on the life of the Covered Person (i.e., the Owner). Thus, the Lifetime Annual Income amount will not be applicable or paid after the death of the Covered Person, even if the Joint Covered Person (i.e., the Joint Owner) is still alive. However, the charge for the Rider will continue to be assessed on a joint life basis. In the event that the Contract is ordered to be split or otherwise divided between the Owner and Joint Owner pursuant to the terms of a settlement or a divorce decree from a court of law or pursuant to any other court order incident to a divorce, this Rider shall terminate.

Discontinuation of Rider if Surviving Spouse Continues Contract – If the Covered Person of a single life version of this Rider dies while this Rider is in effect and if the surviving spouse of the deceased Covered Person elects to continue the Contract in accordance with its terms, then this Rider will terminate.

The surviving spouse can elect to add a new Guaranteed Lifetime Withdrawal Benefit Rider (if SBL is issuing such riders at that time) on a Contract Anniversary, if he/she satisfies the issue age requirements, in which case all Rider variables (the Benefit Base, the Lifetime Annual Income amount, the Benefit Percentage, etc.) will be calculated anew. The terms of any such new Rider may differ from the terms of this rider.

Spouse – Under this Rider, the term 'spouse' has the meaning given to it under federal law for purposes of the Internal Revenue Code.

Annuity Start Date – While this Rider is in effect and if the Owner has not selected an Annuity Start Date, then the Annuity Start Date is the day before the oldest Annuitant's 95th birthday.

If the Contract Value is greater than zero on the Annuity Start Date as specified in this Rider, then as of that date the Owner may elect to receive annual Annuity Payments equal to the Lifetime Annual Income amount annually, as provided for in this Rider, beginning on the Annuity Start Date (as defined in this Rider); or

  the amount produced by applying the Annuity Start Amount to any of the Annuity Options available under, and pursuant to the terms of, the Contract.

In the event that option (a) is chosen, the Annuity Payments will continue until the later of (i) the death of the Covered Person (or until the later of the death of the Covered Person or Joint Covered Person if the joint life version of the Rider is selected), or (ii) a fixed period equal to the Contract Value on the Annuity Start Date divided by Lifetime Annual Income amount on the Annuity Start Date. If the Covered Person (or both the Covered Person and the Joint Covered Person, if applicable) dies before receiving the fixed number of Annuity Payments, then any remaining Annuity Payments will be made to the Designated Beneficiary.

Contract Value – In no event may a withdrawal exceed the greater of Contract Value or the available Annual Amount. As discussed below, the Rider will automatically terminate in the event of a full withdrawal of Contract Value pursuant to withdrawal of an amount that exceeds the Annual Amount for that Contract Year.

If the Contract Value is less than the Annual Amount, then an Excess Withdrawal cannot be taken.

If the Contract Value is reduced to zero, then the following will apply:

  withdrawals each Contract Year will be limited to the Lifetime Annual Income in effect as of the day the Contract Value is reduced to zero;

  withdrawals will be paid under a series of pre-authorized withdrawals under a [monthly, quarterly, semiannual or annual] payment frequency, as elected by you from those made available by SBL at that time;

  no additional Purchase Payments will be accepted under the Contract;

  the Contract will cease to provide any death benefit (since it will have terminated); and

  all other optional riders (except this rider) will terminate.

Rider Charge – SBL will deduct a charge for this Rider as set forth on the Contract Data Page. Any portion of the Rider Charge that SBL deducts from Fixed Account Contract Value (if the Fixed Account is in effective under the Contract) will not be greater than the annual interest credited in excess of the Guaranteed Rate.

The annual Rider Charge (not to exceed a maximum charge of [1.75%] of the Contract Value annually) is set forth on the Contract Data Page. The Rider Charge in place on the Start Date of this Rider will not change. The Rider Charge is a percentage of the Contract Value, and ends on termination of the Rider or when the Contract Value is zero.

Proof of Survival – SBL may require proof of survival of any person upon whose life continuation of benefits depends (including, but not limited to, the Covered Person, and for a joint life rider, the Joint Covered Person).

Termination of Rider – This Rider will automatically terminate on the earliest of the dates indicated below:

  Surrender of the entire Contract;

  Annuitization of the Contract (subject to the Annuity Start Date provision above);

  Death of the Covered Person for Riders issued on a single life (regardless of whether a beneficiary continues the Contract);

  The later of the death of the Covered Person and the Joint Covered Person, for riders issued on a joint life basis (subject to the joint life version provisions above);

  A change of ownership (including total or partial change incident to a divorce as discussed under the "Joint Ownership" provision of this Rider); or

  The Lifetime Annual Income amount being reduced to zero.

Contract Loans – Any outstanding contract loans must be repaid before this Rider will be issued. Contract loans are not available while this Rider is in effect.

Start Date – This Rider is effective on the Contract Date, unless a later date is shown below.

All other terms and conditions of the Contract remain unchanged by this Rider. You may not terminate this Rider earlier than described under "Termination of Rider" above.

SECURITY BENEFIT LIFE INSURANCE COMPANY

J. MICHAEL KEEFER

J. Michael Keefer
Secretary

Rider Start Date
(If Other Than Contract Date): __________________